Exhibit 99.1

NEWS RELEASE

For more information:
	Media:	Investor Relations:
	Jim Sheehan	Martha Schaefer
	978/897-0100 x3064	978/897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SeaChange International Announces Second Quarter Fiscal 2007 Results

•	Record quarterly revenue up 73% year over year

•	Continued VOD-related strength seen for the second half of the year

ACTON, Mass. (August 30, 2006) – SeaChange International, Inc. (Nasdaq: SEAC), a leader in providing digital video systems, today announced financial results for its fiscal second quarter and first six months ended July 31, 2006. Total revenues for the quarter were a record $45.4 million, a 73% increase compared to total revenues of $26.2 million for the second quarter of fiscal 2006. Net income for the second quarter was $0.6 million, or $0.02 per share, compared with a net loss of $6.6 million, or $0.23 per share for the same period last year. Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and stock-based compensation expense) in the second quarter of fiscal 2007 was $5.0 million as compared to a loss of $5.8 million in the second quarter of fiscal 2006.(1)

Total revenues for the first six months of fiscal 2007, ended July 31, 2007, were $78.6 million, a 36% increase to total revenues of $57.7 million for the first six months of fiscal 2006. The net loss was $3.7 million, or $0.13 per share, compared with a net loss of $7.1 million, or $0.25 per share, for the same period last year. Adjusted EBITDA for the first six months of fiscal 2007 was $3.0 million as compared to a loss of $6.1 million for the first six months of fiscal 2006.

The Company ended the second quarter of fiscal 2007 with cash, cash equivalents and marketable securities of $43.7 million and no debt, compared to $52.1 million and no debt at the end of the first quarter. Included in the Company’s use of cash during the second quarter was a $3.0 million payment made to the former shareholders of the On Demand Group Limited (“ODG”) in connection with the earn out provisions relating to the Company’s acquisition of ODG in September of 2005.

Revenues in the second quarter of fiscal 2007 from the Company’s Broadband segment, which includes Video on Demand (VOD) and Advertising Insertion hardware and software, was $23.7 million, which

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was $7.4 million or 45% higher than comparable revenue in the first quarter of fiscal 2007. Sequential revenue growth in the Broadband segment for the second quarter, and corresponding margin enhancements for the Company, were driven by $9.9 million of middleware contract revenue as well as software development revenue related to the two-year, Video on Demand (VOD) Purchase Agreement signed with Comcast during the quarter. VOD systems revenue increased to $12.9 million from $11.0 million in the first quarter of this fiscal year as the Company continued to see increased order activity from North American cable providers during the second quarter as well as strength from several European customers. Advertising Insertion revenue of $0.9 million was down $1.7 million sequentially from the first quarter due to orders received late in the second quarter that are expected to be recognized as revenue in the third quarter combined with other customer order delays. The Broadcast segment generated $5.2 million in revenue for the second quarter which was a $3.5 million increase over the first quarter with the sequential growth tied mainly to a large U.S. government contract. Total Services segment revenue for the second quarter of $16.5 million was $1.3 million higher than comparable revenue generated in the first quarter with the increase associated primarily with increased VOD product sales.

“We anticipated a very strong quarter and we delivered,” said Bill Styslinger, president and CEO, SeaChange International. “As expected, our VOD business in North America remained very solid, we closed a multi-year purchase agreement with Comcast that encompasses hardware, software development and maintenance, our Broadcast business picked up, and we continued to make headway with our VOD business outside North America.”

“We believe that fiscal 2007 will be a strong year for SeaChange with significant year over year, top-line growth. Despite higher than anticipated software development revenue in the second quarter, we continue to expect our second half revenue to be modestly higher than the first half,” Styslinger continued. “Our confidence is based on four key factors: the emerging strength of our Axiom software, middleware and applications business; an increase in demand for greater storage and streaming capacity; the expansion of our telco and international businesses; and growth in our recurring revenue businesses such as ODG. To realize expected growth this year and beyond, we will continue to make additional investments in our product development efforts and will incur additional corresponding expenses.”

Styslinger concluded, “SeaChange is the world leader in the On Demand business – we have more software, streaming and storage deployed at more locations than any other company. With the IPTV market primed to take off, and On Demand becoming a primary way television is consumed,

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SeaChange is growing and will continue to grow. Ultimately, if you believe in On Demand, you believe in SeaChange.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com/IR/.

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

(1) Adjusted EBITDA is a non-GAAP number that the Company defines as net income excluding interest, taxes, depreciation, amortization and stock-based compensation expenses. A reconciliation of Adjusted EBITDA to net income for these periods is contained in the financial schedules that accompany this release. Adjusted EBITDA is an important measurement used by management to measure the cash generated from or used for operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. Adjusted EBITDA should be considered, in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the ability of the Company to integrate businesses acquired by the Company, including The On Demand Group Limited; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including Casa

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Systems; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 17, 2006. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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* SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc. SeaChange Axiom is a trademark of SeaChange International, Inc.

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SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Six months ended
	July 31,	July 31,	July 31,	July 31,
	2006	2005	2006	2005
Revenues	$45,388	$26,195	$78,629	$57,707
Cost of revenues	21,950	17,014	39,810	35,018

Gross profit	23,438	9,181	38,819	22,689

Operating expenses:

Research and development	10,687	8,459	20,894	16,339
Selling and marketing	5,913	4,584	11,130	9,590
General and administrative	4,773	3,476	9,397	6,089
Amortization of intangibles	1,410	332	2,820	391

	22,783	16,851	44,241	32,409

Income (loss) from operations	655	(7,670)	(5,422)	(9,720)
Interest income, net	222	522	607	1,083

Income (loss) before income taxes and equity income in earnings of affiliates	877	(7,148)	(4,815)	(8,637)
Income tax (benefit) expense	405	(544)	(783)	(1,125)
Equity income in earnings of affiliates	171	48	320	378

Net income (loss)	$643	$(6,556)	$(3,712)	$(7,134)

Basic income (loss) per share	$0.02	$(0.23)	$(0.13)	$(0.25)

Diluted income (loss) per share	$0.02	$(0.23)	$(0.13)	$(0.25)

Weighted average common shares outstanding-
Basic	28,695	28,286	28,581	28,232

Diluted	28,812	28,286	28,581	28,232

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SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31,	January 31,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$21,190	$21,594
Marketable securities	8,180	14,596
Accounts receivable, net	41,502	34,472
Inventories	19,890	19,299
Prepaid expenses and other current assets	6,570	7,875

Total current assets	97,332	97,836

Property and equipment, net	30,214	27,191
Marketable securities	14,336	24,689
Investments in affiliates	13,086	12,812
Intangibles, net	15,763	18,904
Goodwill	22,681	20,379
Other assets	5,257	5,363

	$198,669	$207,174

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$18,210	$26,410
Customer deposits	4,051	2,170
Deferred revenue	18,899	20,045
Income taxes payable	602	2,843
Deferred tax liability – short term	437	556

Total current liabilities	42,199	52,024

Deferred tax liability – long-term	1,192	1,353

Common stock and other equity	181,483	176,523
Accumulated deficit	(25,976)	(22,264)
Accumulated other comprehensive loss	(229)	(462)

Total stockholders’ equity	155,278	153,797

	$198,669	$207,174

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SeaChange International, Inc.

Reconciliation between Condensed Consolidated Statements of Operations and Earnings before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation

(Adjusted EBITDA)

(In thousands)

	Three months ended		Six months ended
	July 31, 2006	July 31, 2005	July 31, 2006	July 31, 2005
Net income (loss)	$643	$(6,556)	$(3,712)	$(7,134)
Income tax provision (benefit)	405	(544)	(783)	(1,125)
Interest income, net	(222)	(522)	(607)	(1,083)
Equity income in the earnings of affiliates	(171)	(48)	(320)	(378)
Stock compensation expense	891	—	1,739	—
Depreciation and amortization	3,405	1,918	6,703	3,577

Adjusted EBITDA	$4,951	$(5,752)	$3,020	$(6,143)

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